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                                                                       EXHIBIT 1

                                February 3, 2004

Mr. Ron Lipstein
Chief Executive Officer
Ortec International Inc.
3960 Broadway
New York, NY 10032

Gentlemen:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"), a division of Pali Capital, Inc., by Ortec International (the "Company") to act as its exclusive placement agent in connection with the Company's issuance of common stock and warrants pursuant to the S-2 registration statement initially filed with the Securities and Exchange Commission on September 22, 2003 ("Financing").

As compensation related to the Financing, BHP shall be paid a cash commission of seven and one-half (7.5%) percent of the gross proceeds of the Financing. In connection with the cash exercise of investor warrants issued in the Financing, BHP shall be paid a cash fee equal to four (4%) percent of the gross proceeds received by the Company if such warrants are exercised within thirty-six months of the Financing, except for investor warrants exercised within thirty-six months of the financing but after the Company elects to redeem the investor warrants in which event BHP's fee shall be reduced to two (2%) percent of gross proceeds received by the Company from such exercise.

BHP or their assigns shall be issued Placement Agent Warrants in an amount equal to 10% of the common shares issued in the Financing. The Placement Agent Warrants shall be exercisable at the purchase price of the common shares issued in the Financing (which is currently anticipated to range from $2-$4) and shall expire five years from the issuance date. The shares underlying the Placement Agent Warrants shall have standard piggyback registration rights after the Closing, a cashless exercise provision, shall be non-redeemable and shall become exercisable six months and one day after the Closing.

The Company shall reimburse BHP for all documented out-of-pocket expenses, which amount shall not exceed $2,500 without the prior written approval of the Company.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to the Company's office at 3960 Broadway, New York, NY 10032. Attention: Ron Lipstein, Chief Executive Officer; and (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director.





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BHP's engagement related to the Financing hereunder shall expire upon the earlier of the completion of the Financing or ninety (90) days from the effective date of the registration statement, which date may be extended in thirty day intervals upon written agreement of the Company and BHP.

BHP is a division of Pali Capital Inc., a European American Investment Group Company. The letter agreement shall remain in full force and effect as to BHP and the Company in the event that BHP becomes an independent entity. In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This letter and the indemnification Agreement contain the entire Agreement of the parties with respect to the Financing. The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification Agreement.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.


                                   Very truly yours,


                                   Burnham Hill Partners




                                   By: /s/ Jason Adelman
                                       ----------------------------------------
                                   Name: Jason Adelman
                                   Title: Managing Director

Accepted and Agreed to as of the date first written above:


Ortec International, Inc.

By: /s/ Ron Lipstein
    -----------------------------------
Name:   Ron Lipstein
Title:  Vice Chairman and Chief Executive Officer